PRESS RELEASE

The Clorox Company Reports Q3 Earnings; Confirms EPS Outlook and Updates Sales Outlook for Fiscal Year 2013 and Provides Initial Outlook for Fiscal Year 2014

OAKLAND, Calif., May 1, 2013 – The Clorox Company (NYSE: CLX) today reported results for its fiscal third quarter, which ended March 31, 2013. The company reported a 1 percent increase in sales and a 2 percent decrease in diluted earnings per share (EPS) from continuing operations versus the year-ago quarter.

“We grew sales 1 percent on top of strong 7 percent sales growth in the year-ago quarter,” said Chairman and CEO Don Knauss. “In addition to a challenging year-over-year comparison, the U.S had the coldest March weather in more than 10 years, which led to double-digit volume and sales declines in our Charcoal business. In addition, declining currencies in Argentina and Venezuela also affected our sales results. Excluding the impact of these headwinds, total company sales grew 3 percent, with solid increases in most of our U.S. businesses and growth in most of our International business.”

Said Knauss, “Looking at the full fiscal year, I’m confident in the plans we have in place to deliver our earnings outlook, including increasing investments in demand-building programs, delivering meaningful product innovation and improving productivity across our operations.”

All results in this press release are on a continuing operations basis unless otherwise indicated. Some information in this press release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key third-quarter results.

Fiscal Third-Quarter Results
Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2012, unless otherwise stated.

*	$1.00 diluted earnings per share (2 percent decline)
*	Flat volume
*	1% sales growth

Clorox reported third-quarter earnings of $134 million, or $1.00 diluted EPS. This compares with $134 million, or $1.02 diluted EPS, in the year-ago quarter. Current-quarter results reflect a negative impact of 6 cents diluted EPS driven by double-digit declines in charcoal volume and sales due to unfavorable weather conditions, as well as a negative impact of 5 cents diluted EPS from unfavorable foreign currency exchange rates. An increase in advertising and sales promotion and a higher effective tax rate versus the year-ago quarter also impacted the company’s results. These factors were partially offset by the benefit of strong cost savings and price increases, as well as lower selling and administrative expenses, primarily driven by lower spending for the company’s information technology (IT) systems implementation in Latin America and lower employee incentive compensation costs.

Volume for the third quarter of fiscal 2013 was flat. Sales grew 1 percent primarily due to the benefit of price increases, with growth in three out of four reportable segments. Lower charcoal volume reduced third-quarter sales by 1.5 percentage points. Sales were also impacted by nearly 1 percentage point from unfavorable foreign currency exchange rates. Excluding these factors, total company sales grew 3 percent in the third quarter.

Gross margin decreased 20 basis points from 42.3 percent in the year-ago quarter to 42.1 percent. This includes a decline of 40 basis points due to margin compression in the company’s International business, largely driven by high inflation and price controls in Argentina and Venezuela. In addition, lower charcoal sales contributed a decline of 30 basis points to the company’s gross margin. These factors were partially offset by strong cost savings and the benefit of price increases.

Year-to-date net cash provided by continuing operations increased to $486 million from $333 million in the prior-year period. The year-over-year increase was due primarily to favorable changes in working capital, the year-ago settlement of interest rate forward contracts and higher earnings. For the full fiscal year, Clorox anticipates free cash flow of about 10 percent of sales, with capital expenditures expected to be about $180 million for the full fiscal year. The company defines free cash flow as cash provided by continuing operations less capital expenditures.

Key Segment Results

Following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal 2012, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)
  1% volume increase
  2% sales increase
  2% pretax earnings decrease

Volume growth in the segment was up 1 percent. Home Care volume grew behind double-digit increases of Clorox® disinfecting wipes and innovation across multiple brands. The Professional Products business grew volume behind continued base business growth from record shipments of cleaning and healthcare products. Volume in the Laundry business declined, driven in large part by lower shipments of Clorox 2® stain fighter and color booster due to continued weak category trends. Sales outpaced volume due to the benefit of price increases. The decrease in pretax earnings was driven largely by higher nonrecurring manufacturing and logistics costs and advertising and sales promotion spending associated with the launch of new concentrated bleach, as well as other new products. These factors were partially offset by the benefit of strong cost savings and higher sales.

Household
(Bags and Wraps, Charcoal, Cat Litter)
  4% volume decrease
  1% sales decrease
  1% pretax earnings decrease

The segment’s volume decrease was driven largely by double-digit declines in Charcoal, due to unusually cold weather in most U.S. regions, resulting in a decline of more than 20 percent in category sales in March. Cat Litter shipments declined, driven primarily by the continued negative volume impact of last May’s price increases. Glad® volume was up, largely due to continued strong growth and innovation in premium trash bag products, partially offset by decreased shipments in base trash bags and food storage products. The variance between volume and sales was largely due to the impact of price increases, partially offset by unfavorable mix and higher trade-promotion spending. Pretax earnings decreased primarily driven by higher manufacturing and logistics costs and lower charcoal sales, partially offset by the benefit of price increases and strong cost savings.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)
  1% volume increase
  2% sales increase
  7% pretax earnings decrease

Volume growth in the segment was driven by another quarter of double-digit increases in the Burt’s Bees business, reflecting new innovation in lip care products. The Food business also delivered volume growth primarily from higher shipments of Hidden Valley® products behind strong base business growth and the launch of new sandwich spreads. Volume declined in the Water Filtration business compared to strong volume in the year-ago quarter behind the launch of the Brita Bottle®, increased competitive activity and the impact of price increases. Segment sales outpaced volume primarily due to the benefit of price increases. Pretax earnings decline primarily reflected higher advertising and sales promotion spending to support new products.

International
(All countries outside of the U.S.)
  1% volume increase
  2% sales increase
  5% pretax earnings decrease

Volume increased primarily due to higher shipments in Asia and certain regions in Latin America, partially offset by the company’s exit from nonstrategic export businesses. Overall segment sales increased primarily due to the benefit of price increases and lower trade-promotion spending, partially offset by the impact of unfavorable currency exchange rates. Pre-tax earnings declined due to significant inflation affecting manufacturing and logistics costs and the impact of declining foreign currencies and price controls in Argentina and Venezuela. These factors were partially offset by a decrease in advertising and sales promotion and lower selling and administrative expenses primarily due to reduced spending for the company’s IT systems implementation in Latin America.

Clorox Updates Fiscal 2013 Sales Outlook

*	3-4 percent sales growth (previously 3-5 percent)
*	EBIT margin up 25-50 basis points (unchanged)
*	Diluted EPS in the range of $4.25-$4.35 (unchanged)

Clorox now anticipates year-over-year sales growth for fiscal 2013 in the range of 3 percent to 4 percent, but likely toward the lower end of the range. This includes a negative impact of about half a percentage point from lower charcoal sales due to significant category declines related to unfavorable weather conditions. In addition, the range reflects strong results in the first half of the fiscal year and a more challenging comparison to strong sales growth of nearly 6 percent in the second half of fiscal 2012. The sales outlook also reflects the impact of declining foreign currencies and continued economic uncertainty in Argentina and Venezuela.

The company continues to expect earnings from continuing operations before interest and taxes (EBIT) margin to increase 25-50 basis points for the fiscal year, reflecting strong cost savings and the benefit of price increases. Commodity costs are estimated to be about flat versus the prior fiscal year. The outlook also reflects a continued increase in advertising and sales promotion investments and a higher tax rate in the fourth quarter versus the same period in fiscal 2012.

Net of all these factors, Clorox continues to anticipate fiscal 2013 diluted EPS from continuing operations in the range of $4.25 to $4.35.

Clorox Provides Initial Fiscal 2014 Financial Outlook

*	2-4 percent sales growth
*	EBIT margin up 25-50 basis points
*	Diluted EPS in the range of $4.55-$4.70

Clorox anticipates sales growth for fiscal 2014 in the range of 2 percent to 4 percent, which reflects a negative impact of 1 percentage point from foreign currency declines in Argentina and other countries. The company’s sales outlook also reflects continued product innovation and demand-building programs across the company’s brands.

Clorox anticipates EBIT margin to increase 25-50 basis points, reflecting strong cost savings of about 150 basis points and lower selling and administrative expenses, moderated by about 1 percentage point of higher commodity costs.

The company’s outlook also reflects an impact of about 5-10 cents diluted EPS related to continued market challenges in Argentina and Venezuela, including the effect of high inflation on manufacturing and logistics costs and price controls limiting the company’s ability to offset inflation, as well as the recent currency devaluation in Venezuela. This outlook does not include a contingency for any additional currency devaluation in Venezuela.

Clorox anticipates a higher effective tax rate of 34 to 35 percent for fiscal 2014.

Net of all these factors, Clorox anticipates fiscal 2014 diluted EPS from continuing operations in the range of $4.55 to $4.70.

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*	Reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
*	Supplemental balance sheet and cash flow information and fiscal year-to-date free cash flow reconciliation
*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company
The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2012 revenues of $5.5 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2012, The Clorox Company Foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $15 million. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation and International litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the ability of the company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, or pandemics on the company’s suppliers’ or customers’ operations; changes in the company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations, including government-imposed price controls; unfavorable political conditions in the countries where the company does business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the company’s cost of borrowing, cost of capital and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to implement share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, declining product categories, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to free cash flow, EBIT margin and sales growth. The company has included reconciliations of non-GAAP financial information related to sales growth and EBIT margin to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See the end of this press release for these reconciliations.

The company has disclosed information related to free cash flow, EBIT margin and sales growth on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including interest income, interest expense, the impact of foreign currency exchange transactions, acquisitions and the impact of cold spring weather conditions on charcoal sales.

Management believes these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period-over-period comparisons. Management uses free cash flow to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated financial statements presented in accordance with GAAP.

See Below for These Unaudited Third-Quarter Results:

  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets

  Reconciliation of Third-Quarter Fiscal 2013 Sales Growth and Fiscal 2012 EBIT margin

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2013	3/31/2012	3/31/2013	3/31/2012
Net sales	$1,413	$1,401	$4,076	$3,927
Cost of products sold	818	808	2,344	2,281
Gross profit	595	593	1,732	1,646

Selling and administrative expenses	196	211	595	585
Advertising costs	132	126	370	359
Research and development costs	34	30	95	87
Interest expense	30	33	96	92
Other expense (income), net	1	(5)	(8)	(17)
Earnings from continuing operations before income taxes	202	198	584	540
Income taxes on continuing operations	68	64	194	171
Earnings from continuing operations	134	134	390	369
Losses from discontinued operations, net of tax	(1)	(2)	(1)	(2)
Net earnings	$133	$132	$389	$367

Net earnings (losses) per share
Basic
Continuing operations	$1.01	$1.03	$2.98	$2.81
Discontinued operations	-	(0.01)	-	(0.01)
Basic net earnings per share	$1.01	$1.02	$2.98	$2.80

Diluted
Continuing operations	$1.00	$1.02	$2.94	$2.78
Discontinued operations	-	(0.01)	-	(0.01)
Diluted net earnings per share	$1.00	$1.01	$2.94	$2.77

Weighted average shares outstanding (in thousands)
Basic	131,619	130,266	130,960	131,116
Diluted	133,475	131,607	132,629	132,569

Reportable Segment Information
(Unaudited)
Dollars in millions

Third Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	3/31/13	3/31/12	% Change (1)	3/31/13	3/31/12	% Change (1)
Cleaning Segment	$454	$447	2%	$99	$101	-2%
Household Segment	413	417	-1%	76	77	-1%
Lifestyle Segment	245	241	2%	71	76	-7%
International Segment	301	296	2%	20	21	-5%
Corporate	-	-	-	(64)	(77)	-17%
Total Company	$1,413	$1,401	1%	$202	$198	2%

Year-to-Date	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Nine Months Ended			Nine Months Ended
	3/31/13	3/31/12	% Change (1)	3/31/13	3/31/12	% Change (1)
Cleaning Segment	$1,351	$1,256	8%	$319	$287	11%
Household Segment	1,125	1,117	1%	182	153	19%
Lifestyle Segment	690	666	4%	197	200	-2%
International Segment	910	888	2%	73	94	-22%
Corporate	-	-	-	(187)	(194)	-4%
Total Company	$4,076	$3,927	4%	$584	$540	8%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2013	6/30/2012	3/31/2012
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$423	$267	$303
Receivables, net	562	576	557
Inventories, net	454	384	454
Other current assets	149	149	128
Total current assets	1,588	1,376	1,442

Property, plant and equipment, net	1,041	1,081	1,039
Goodwill	1,118	1,112	1,120
Trademarks, net	555	556	558
Other intangible assets, net	78	86	90
Other assets	143	144	137
Total assets	$4,523	$4,355	$4,386

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$392	$300	$430
Current maturities of long-term debt	-	850	850
Accounts payable	390	412	364
Accrued liabilities	503	494	472
Income taxes payable	23	5	15
Total current liabilities	1,308	2,061	2,131
Long-term debt	2,169	1,571	1,570
Other liabilities	787	739	634
Deferred income taxes	107	119	157
Total liabilities	4,371	4,490	4,492

Stockholders’ equity (deficit)
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	655	633	624
Retained earnings	1,474	1,350	1,263
Treasury shares	(1,758)	(1,881)	(1,848)
Accumulated other comprehensive net losses	(378)	(396)	(304)
Stockholders’ equity (deficit)	152	(135)	(106)
Total liabilities and stockholders’ equity (deficit)	$4,523	$4,355	$4,386

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Third-Quarter Sales Growth Reconciliation

	Q3 Fiscal 2013	Q3 Fiscal 2012
Base sales growth – non-GAAP	1.6%	6.0%
Foreign exchange	-0.7	-0.2
Acquisitions	--	1.7
Total sales growth – GAAP	0.9%	7.5%

Fiscal Year 2012 EBIT(1) Margin Reconciliation

Fiscal 2012
Earnings from continuing operations before income	$791
taxes – GAAP
Interest Income	-3
Interest Expense	125
EBIT (1) – non-GAAP	$913
EBIT margin(2) – non-GAAP	16.7%

Net Sales	$5,468

(1)	EBIT represents Earnings from Continuing Operations Before Interest and Taxes

(2)	EBIT margin is a measure of EBIT as a percentage of net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.